Exhibit 16

March 9, 2006

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on November 4, 2005, to be filed by our former client, the Dendrite 401(k) Plan sponsored by Dendrite International, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ BDO Seidman, LLP